Exhibit 99.1

NEWS RELEASE

CONTACT:	Curt Hecker	Phil Bratton
	President & Chief Executive Officer	President & Chief Executive Officer
	Intermountain Community Bancorp	Snake River Bancorp, Inc.
	(208) 265-3300	(208) 736-5060

For Immediate Release July 26, 2004	Attn: Business News

INTERMOUNTAIN COMMUNITY BANCORP AND SNAKE RIVER BANCORP, INC. AGREE TO MERGE

Sandpoint, ID and Twin Falls, ID – July 26, 2004 – Intermountain Community Bancorp (OTCBB: IMCB.OB) and Snake River Bancorp, Inc. today announced the signing of a definitive merger agreement under which Intermountain Community Bancorp will merge with Snake River Bancorp, Inc. in a cash and stock deal currently valued at $17.1 million. Terms of the agreement call for Intermountain Community Bancorp to pay, in the aggregate, $4.5 million in cash and issue 504,305 shares of common stock. Based on the June, 23, 2004 closing price for Intermountain Community Bancorp stock of $25.00 per share, the current value of the stock consideration is approximately $12.6 million. The transaction is expected to be accretive to Intermountain Community Bancorp’s 2005 earnings. Completion of the transaction is expected to occur in the fourth quarter of 2004, subject to regulatory approval and approval by the shareholders of Snake River Bancorp, Inc.

Intermountain Community Bancorp, which is headquartered in Sandpoint, Idaho, has total assets of $463 million as of June 30, 2004. Its banking subsidiary, Panhandle State Bank, offers financial services in Idaho and Oregon through seven branches located in Bonner, Boundary and Kootenai counties in northern Idaho; four branches operating as Intermountain Community Bank in Canyon, Payette, and Washington counties in southern Idaho; and one branch operating as Intermountain Community Bank in Malheur County, Oregon. Snake River Bancorp was formed in 2002 as the holding company for Magic Valley Bank, which began operations in late 1997. Magic Valley Bank has three branches in Twin Falls, Gooding and Jerome, Idaho and $78.7 million in total assets as of June 30, 2004.

“I am very excited about combining Magic Valley Bank and its people oriented, community culture with Panhandle State Bank. Our employees, customers and shareholders will benefit from leveraging the combined resources of our franchises. This combination enables both companies to improve customer service and profitability through increased lending capacity, leverage of existing infrastructure, and an expanded line of competitive products and services,” said Curt Hecker, President and CEO of Intermountain Community Bancorp. “Both of our organizations believe that reinvesting our community’s dollars into our local economies results in the safest and most successful financial institution for our shareholders and our customers. We also share the core value of continual investment in our employees and technology to further enhance our customer service efforts. A highly skilled, motivated and knowledgeable team of employees makes the ultimate difference to our customers and ensures we provide the highest quality customer service in the industry.”

Reflecting the community focus of the Bank, the Snake River branches will continue to operate under the Magic Valley Bank name after the merger. As with the Panhandle State Bank branches in northern Idaho and the Intermountain Community Bank branches in southwest Idaho, the Magic Valley offices will operate with a great deal of autonomy and local decision-making. Hecker noted that “It is critical to the ongoing success of our bank to remain focused and flexible in our local communities. We attract and retain the best bankers in each market, and they make it happen by building relationships and the community.”

Phil Bratton, President and CEO of Snake River Bancorp, Inc., commented, “The combination with Intermountain Community Bancorp will allow us to offer higher lending limits and a greater array of financial products while maintaining our highly attentive approach to client service. The transition will be greatly enhanced with the addition of two of our board members to the Board of Directors of Intermountain. We also believe that it will provide our shareholders with the opportunity to benefit financially.”

Under the terms of the merger agreement, which has been approved by the boards of directors of both companies, Snake River Bancorp shareholders will receive $8.22 in cash plus 0.93 shares of Intermountain Community Bancorp stock in exchange for each Snake River Bancorp share, equating to a total per share price at announcement of $31.00.

Magic Valley Bank will be merged into Panhandle State Bank concurrently with completion of the acquisition. Curt Hecker will continue as President and CEO of the combined company, while Phil Bratton will be appointed President of Magic Valley Bank, a division of Panhandle State Bank.

Graham & Dunn provided legal advice while Sandler O’Neill & Partners provided financial advice to Intermountain Bancorp. Jones & Keller provided legal advice and Hovde Financial provided financial advice to Snake River Bancorp.

Additional Information and Where to Find It

In connection with the proposed transaction, Intermountain Community Bancorp intends to file a registration statement on Form S-4 containing a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Snake River Bancorp, Inc. are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about Intermountain Community Bancorp, Snake River Bancorp, Inc. and the proposed transaction. Investors and shareholders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Intermountain Community Bancorp with the SEC at the SEC’s Web site at www.sec.gov. Free copies of the proxy statement/prospectus (when available) and Intermountain Community Bancorp’s other filings with the SEC also may be obtained by sending a written request to Investor Relations, Intermountain Community Bancorp, Post Office Box 967, Sandpoint, ID 83864, or calling Susan Pleasant at (208) 255-3432, or by sending a written request to Investor Relations, Snake River Bancorp Inc., 113 Main Ave. West, Twin Falls, ID 83301, or calling Phil Bratton at (208) 736-2400.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: failure of the proposed merger to receive required regulatory or shareholder approval; difficulties in integrating our existing products, services, and operations; our ability to attract and retain customers and employees; general economic conditions; business conditions in the banking industry; world events and their impact on interest rates and customers; the regulatory environment; increased competition with community, regional and national financial institutions; and higher-than-expected loan delinquencies. Readers are cautioned not to place undue reliance on these forward-looking statements. Intermountain Community Bancorp and Snake River Bancorp, Inc. do not undertake any obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents that Intermountain Community Bancorp files from time to time with the SEC.

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